Exhibit 32.01 and 32.02

CERTIFICATION OF CHIEF EXECUTIVE AND CHIEF FINANCIAL OFFICER
PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Based on the evaluation by Mr. Balmer, the chief financial officer of the company, the effectiveness of the company's disclosure controls and procedures conducted as of a date within 90 days of the filing date of this quarterly report, Mr. Balmer concluded that, as of the evaluation date, (I) there were no significant deficiencies or material weaknesses of the company's disclosure controls and procedures, (ii) there were no significant changes in the internal controls or in other factors that could significantly affect internal controls subsequent to the evaluation date, and (iii) no corrective actions were required to be taken.

The Company had no revenue during the first two quarters of 2003. The Company has been dormant in its operations and is currently pursuing business combinations or the required capital needed to have current operations.


Power Save International, Inc.
Registrant

/s/ Scott Balmer
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Scott Balmer
Director and CEO